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FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Reports Fiscal Year 2017 and Fourth Quarter Results

HOUSTON, TX - November 8, 2017 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced unaudited financial results for its fifty-two week fiscal year 2017 and its twelve-week fourth quarter fiscal 2017, which ended on August 30, 2017. Comparisons in this press release for the fourth quarter fiscal 2017 are referred to as "fourth quarter". Comparisons to the fourth quarter fiscal 2016 are to the thirteen-week period that ended August 31, 2016. The company reports 16 weeks in its first fiscal quarter, and the remaining three quarters typically include 12 weeks. The fourth fiscal quarter will be 13 weeks in certain fiscal years to adjust for our standard 52-week, or 364-day, fiscal year compared to the 365-day calendar year. Fiscal 2016 was a year where the fourth quarter had 13 weeks, resulting in a 53-week fiscal year. Comparability between quarters may be affected by varying lengths of the quarters, as well as the seasonality associated with the restaurant business.

Fiscal Year 2017 Summary Points:

•
Total sales were $376.0 million, including $350.8 million in restaurant sales. On a comparable 52-week basis, total sales decreased approximately $19.5 million, including a $9.2 million reduction in sales due to closure of underperforming restaurants in fiscal 2017 and fiscal 2016.

•
Total same-store sales decreased 3.4%, including a 3.3% same-store sales decrease at the Luby's Cafeterias and a 1.8% same-store sales decrease at Fuddruckers. Hurricane Harvey reduced Luby's same-store sales by approximately 1.0% and reduced Fuddruckers same-store sales by approximately 0.6%.

•
Culinary contract services revenue increased $1.2 million, or 7.5%, to $17.9 million compared to fiscal 2016. Culinary contract services operated at 25 locations at the end of fiscal 2017 compared to 24 locations at the end of fiscal 2016.

•
Selling, general and administrative expenses decreased $4.5 million, or 10.7%, to $37.9 million compared to fiscal 2016. This decrease included reductions in salaries, benefits, and other compensation expense, lower corporate travel expense, and reduced investment in marketing and advertising.

•
Loss from continuing operations was $22.8 million, or $0.77 per diluted share, in fiscal 2017, compared to a loss of $10.3 million, or $0.35 per diluted share, in fiscal 2016. Loss from continuing operations included non-cash asset impairment charges of $10.6 million ($7.0 million after-tax) and $1.4 million ($1.0 million after-tax) in fiscal 2017 and fiscal 2016, respectively. Loss from continuing operations also included non-cash charges for deferred tax asset valuation allowance increases of approximately $9.5 million and $6.9 million in fiscal 2017 and fiscal 2016, respectively. Excluding special items, loss from continuing operations was $6.1 million, or $0.21 per diluted share, in fiscal 2017, compared to a loss of $1.6 million, or $0.06 per diluted share, in fiscal 2016.

•
Adjusted EBITDA was $13.3 million in fiscal 2017 compared to $22.1 million in fiscal 2016. $6.0 million of the $8.8 million decline in Adjusted EBITDA occurred in the first two fiscal quarters of fiscal 2017.

•	One company-owned Fuddruckers Restaurant and eight franchise-owned Fuddruckers Restaurants opened during fiscal 2017.

•
Nine underperforming company-owned restaurants were closed in fiscal 2017 and five were closed in fiscal 2016. These restaurants accounted for $2.1 million in pre-tax loss, or $1.4 million in after-tax loss from continuing operations, in fiscal 2017 prior to their closure.

•	Five owned property locations were sold generating $8.0 million in net cash proceeds; the proceeds were used to reduce our outstanding debt balance.

Chris Pappas, President and CEO, commented, “We ended the year with improved cost controls and reduced capital expenditures despite a challenging economic environment and unforeseen weather conditions during the quarter. We are encouraged by the progress of operational and guest initiatives that were implemented during the year to help improve guest service, store level profit and EBITDA going forward.

"Hurricane Harvey and its after effects impacted the last week of the fiscal year. While we lost almost 200 restaurant days due to closures, we were fortunate that approximately 60 restaurants in the path of the storm were mostly spared from severe physical damage. No Luby's Cafeteria suffered major damage, and only two Fuddruckers restaurants in the Houston area had water damage and remain closed for restoration. We have operated multiple restaurant brands throughout Texas, particularly near the Gulf Coast, for decades and I am continually impressed by the tremendous dedication of our team members during major weather events. Our team members worked tirelessly to get all of our restaurants open and fully operational as quickly as possible to serve relief workers and guests — all with the goal of providing food service to assist our communities recover from the impact of the storm. Luby's is proud to be Houston Strong!

"Our team continues to focus on enhancing guest experiences across all of our brands, including through technological advances to improve guests’ interactions and speed of service. We now have three Fuddruckers locations with self-order kiosks and our iconic brands are now available for delivery through multiple trusted third party options.

"Our Culinary Contract Services segment revenue grew significantly in the fourth quarter and is on track to show meaningful growth in fiscal year 2018. In addition, sales of Luby’s famous Mac & Cheese and Fried Fish from our partnership with H-E-B grocery stores in the state of Texas remain promising and continue to provide additional product branding opportunities for our Company. We remain optimistic in our ability to overcome industry challenges and strengthen our iconic brands that guests have loved and trusted for decades.”

Same-Store Sales Year-Over-Year Comparison

	Quarter Ended				Four Quarters Ended
	December 21, 2016	March 15, 2017	June 7, 2017	August 30, 2017	August 30, 2017
	Q1 2017(3)	Q2 2017(3)	Q3 2017(3)	Q4 2017(3)	Full Year 2017(3)
	(16 weeks vs 16 weeks)	(12 weeks vs 12 weeks)	(12 weeks vs 12 weeks)	(12 weeks vs 12 weeks)	(52 weeks vs 52 weeks)
Luby's Cafeterias	(2.2)%	(4.4)%	(2.5)%	(4.5)%	(3.3)%
Fuddruckers Restaurants	(1.6)%	(1.1)%	(0.9)%	(3.6)%	(1.8)%
Cheeseburger in Paradise	(7.8)%	(7.3)%	(9.8)%	(15.4)%	(10.5)%
Combo locations (1)	(2.3)%	(6.5)%	(5.5)%	(7.2)%	(5.3)%
Total same-store sales (2)	(2.3)%	(3.8)%	(2.7)%	(5.1)%	(3.4)%

(1)	Combo locations consist of a side-by-side Luby’s Cafeteria and Fuddruckers Restaurant at one property location.

(2)
Luby’s includes a restaurant’s sales results into the same-store sales calculation in the quarter after that store has been open for six complete consecutive quarters. In the fourth quarter, there were 82 Luby’s Cafeterias, 63 Fuddruckers Restaurants, 6 Combo locations, and 8 Cheeseburger in Paradise locations that met the definition of same-stores.

(3)
Q1 2017, Q2 2017, Q3 2017, Q4 2017 and YTDQ4 2017 same-store sales reflect the year-over-year change in restaurant sales for the locations included in the same-store grouping for each of the comparable periods.

Fourth Quarter Same-Store Sales:

•
Luby’s Cafeterias same-store sales decreased 4.5% in the fourth quarter. An 8.6% decrease in guest traffic was offset by a 4.1% increase in average spend per guest. Hurricane Harvey reduced Luby's same-store sales by approximately 3.9%.

•
Fuddruckers Restaurants same-store sales decreased 3.6% in the fourth quarter. The 3.6% decrease was the result of a 7.6% decrease in guest traffic offset by a 4.0% increase in average spend per guest. Hurricane Harvey reduced Fuddruckers restaurant same-store sales by approximately 2.3%.

•	Cheeseburger in Paradise same-store sales (representing eight Cheeseburger in Paradise locations) decreased 15.4% in the fourth quarter.

•	Combo location same-store sales (representing all six Combo locations) declined 7.2% in the fourth quarter.

Fourth Quarter Total Restaurant Sales:
($ thousands)

	Quarter Ended		Quarter Ended
Restaurant Brand	August 30, 2017	% of Total	August 31, 2016	% of Total
	(12 weeks)	(12 weeks)	(13 weeks)	(13 weeks)
Luby’s Cafeterias	$46,915	59.3%	$54,253	59.1%
Fuddruckers Restaurants	22,794	28.8%	26,218	28.6%
Combo locations	4,739	6.0%	5,512	6.0%
Cheeseburger in Paradise	4,629	5.9%	5,792	6.3%
Total Restaurant Sales	$79,077	100.0%	$91,775	100.0%

•
Restaurant sales in the fourth quarter decreased to $79.1 million versus $91.8 million in the fourth quarter fiscal 2016. The decrease was due to one less operating week in the fourth quarter fiscal 2017 compared to the fourth quarter fiscal 2016, the impact of closed restaurants, and a 5.1% decline in same-store sales, partially attributable to the impact of Hurricane Harvey. Four Luby's Cafeterias and five company-owned Fuddruckers Restaurants closed in fiscal 2017.

•
Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $8.6 million, or 10.8% of restaurant sales, in the fourth quarter compared to $12.9 million, or 14.0% of restaurant sales, during the fourth quarter fiscal 2016. Hurricane Harvey reduced store level profit by approximately $1.5 million in the fourth quarter. The impact of the hurricane as well as lower underlying same-store sales, coupled with higher restaurant labor cost, higher restaurant services costs, and higher repairs and maintenance costs led to this decrease in profitability. Payroll and related costs were impacted by changes in workers' compensation liability estimates in both fourth quarter fiscal 2017 and fiscal 2016; these changes in estimates amounted to an approximate decrease of 0.8% of restaurant sales. Store level profit is a non-GAAP measure, and reconciliation to loss from continuing operations is presented after the financial statements.

•
Culinary Contract Services revenues increased to $5.8 million with 25 operating locations at the end of the fourth quarter compared to $4.0 million with 24 operating locations at the end of fourth quarter fiscal 2016; the increase in sales was due to a change in the mix of locations whereby new higher sales volume locations replaced lower sales volume locations that ceased operations. Culinary profit was 17.5% of Culinary Contract Services sales in the fourth quarter and 12.3% in the fourth quarter fiscal 2016.

•
Franchise revenue decreased to $1.6 million during the fourth quarter compared to $1.8 million during the fourth quarter fiscal 2016; the decrease was due in part to one less operating week and decreases in sales volumes at franchise locations. In the fourth quarter, a franchisee opened one location in Delaware that we previously operated as a company-owned location. We ended fiscal 2017 with a franchise network of 113 domestic and international locations; during fiscal 2017 eight franchise locations opened and a separate eight franchise locations ceased operations.

•
Selling, general and administrative expenses decreased $1.8 million, or 17.4%, to $8.3 million compared to fiscal 2016. This decrease included reductions in salaries, benefits, and other compensation expense, lower outside professional service fees, lower corporate travel expense, and reduced investment in marketing and advertising.

•
Loss from continuing operations was $4.1 million, or a loss of $0.14 per diluted share, in the fourth quarter compared to a loss of $7.8 million, or $0.27 per diluted share, in the fourth quarter fiscal 2016. Excluding special items, loss from continuing operations in the fourth quarter was $1.7 million, or $0.06 per diluted share, compared to income of $0.3 million, or $0.01 per diluted share, in the fourth quarter fiscal 2016.

Balance Sheet and Capital Expenditures

We ended the fourth quarter with a debt balance outstanding of $31.0 million, down from $37.0 million at the end of fiscal 2016, a reduction of 16.3%. During the fourth quarter, our capital expenditures were $2.4 million, compared to $3.9 million in the fourth quarter fiscal 2016. For the full year, capital expenditures were $12.5 million for fiscal 2017, compared to $18.3 million for fiscal 2016. At the end of the fourth quarter, we had $1.1 million in cash and $144.1 million in total shareholders’ equity.

Restaurant Counts:

	August 31, 2016	Fiscal 2017 YTD Openings	Fiscal 2017 YTD Closings	August 30, 2017
Luby’s Cafeterias(1)	91	—	(3)	88
Fuddruckers Restaurants(1)	75	1	(5)	71
Cheeseburger in Paradise	8	—	—	8
Other restaurants(2)	1	—	(1)	—
Total	175	1	(9)	167

(1)	Includes 6 restaurants that are part of Combo locations.

(2)	Other restaurants include one Bob Luby’s Seafood Grill which closed in fiscal 2017
Conference Call

Luby’s will host a conference call on November 9, 2017 at 10:00 a.m. Central Time to discuss further its fourth quarter fiscal 2017 results. To access the call live, dial (412) 902-0030 and use the access code 13671860# at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through November 16, 2017 and may be accessed by calling (201) 612-7415 and using the access code 13671860#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 163 restaurants nationally as of November 8, 2017: 88 Luby’s Cafeterias, 68 Fuddruckers, and 7 Cheeseburger in Paradise. The Company is also the franchisor for 110 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, Chile, and Colombia. Additionally, a licensee operates 34 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these Middle East restaurants. Luby's Culinary Contract Services provides food service management to 23 sites consisting of healthcare, higher education, sport stadiums, and corporate dining locations as of November 8, 2017.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Quarter Ended		Year Ended
	August 30, 2017	August 31, 2016	August 30, 2017	August 31, 2016
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
SALES:
Restaurant sales	$79,077	$91,775	$350,818	$378,111
Culinary contract services	5,826	3,969	17,943	16,695
Franchise revenue	1,556	1,839	6,723	7,250
Vending revenue	130	146	547	583
TOTAL SALES	86,589	97,729	376,031	402,639
COSTS AND EXPENSES:
Cost of food	22,361	25,723	98,714	106,980
Payroll and related costs	28,511	32,953	125,997	132,960
Other operating expenses	14,717	15,232	61,924	60,961
Occupancy costs	5,067	5,132	21,787	22,374
Opening costs	61	99	492	787
Cost of culinary contract services	4,808	3,480	15,774	14,955
Cost of franchise operations	355	397	1,733	1,877
Depreciation and amortization	4,461	4,351	20,438	21,889
Selling, general and administrative expenses	8,347	10,110	37,878	42,422
Provision for asset impairments and restaurant closings	3,447	1,233	10,567	1,442
Net loss (gain) on disposition of property and equipment	(2,023)	110	(1,804)	(684)
Total costs and expenses	90,112	98,820	393,500	405,963
LOSS FROM OPERATIONS	(3,523)	(1,091)	(17,469)	(3,324)
Interest income	2	2	8	4
Interest expense	(544)	(574)	(2,443)	(2,247)
Other income (expense), net	(142)	188	(454)	186
Loss before income taxes and discontinued operations	(4,207)	(1,475)	(20,358)	(5,381)
Provision (benefit) for income taxes	(138)	6,314	2,438	4,875
Loss from continuing operations	(4,069)	(7,789)	(22,796)	(10,256)
Loss from discontinued operations, net of income taxes	(32)	(13)	(466)	(90)
NET LOSS	$(4,101)	$(7,802)	$(23,262)	$(10,346)
Loss per share from continuing operations:
Basic	$(0.14)	$(0.27)	$(0.77)	$(0.35)
Assuming dilution	$(0.14)	$(0.27)	$(0.77)	$(0.35)
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.00)	$(0.02)	$(0.00)
Assuming dilution	$(0.00)	$(0.00)	$(0.02)	$(0.00)
Net loss per share:
Basic	$(0.14)	$(0.27)	$(0.79)	$(0.35)
Assuming dilution	$(0.14)	$(0.27)	$(0.79)	$(0.35)
Weighted average shares outstanding:
Basic	29,554	29,281	29,476	29,226
Assuming dilution	29,554	29,281	29,476	29,226

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not total due to rounding.

	Quarter Ended		Year Ended
	August 30, 2017	August 31, 2016	August 30, 2017	August 31, 2016
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Restaurant sales	91.3%	93.9%	93.3%	93.9%
Culinary contract services	6.7%	4.1%	4.8%	4.1%
Franchise revenue	1.8%	1.9%	1.8%	1.8%
Vending revenue	0.2%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)

Cost of food	28.3%	28.0%	28.1%	28.3%
Payroll and related costs	36.1%	35.9%	35.9%	35.2%
Other operating expenses	18.6%	16.6%	17.7%	16.1%
Occupancy costs	6.4%	5.6%	6.2%	5.9%
Vending revenue	(0.2)%	(0.2)%	(0.2)%	(0.2)%
Store level profit	10.8%	14.0%	12.2%	14.7%

(As a percentage of total sales)
Marketing and advertising expenses	0.6%	1.3%	1.4%	1.4%
General and administrative expenses	9.0%	9.0%	8.7%	9.1%
Selling, general and administrative expenses	9.6%	10.3%	10.1%	10.5%
LOSS FROM OPERATIONS	(4.1)%	(1.1)%	(4.6)%	(0.8)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	August 30, 2017	August 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,096	$1,339
Trade accounts and other receivables, net	8,011	5,919
Food and supply inventories	4,453	4,596
Prepaid expenses	3,431	3,147
Assets related to discontinued operations	—	1
Deferred income taxes	—	540
Total current assets	16,991	15,542
Property held for sale	3,372	5,522
Assets related to discontinued operations	2,755	3,192
Property and equipment, net	172,814	193,218
Intangible assets, net	19,640	21,074
Goodwill	1,068	1,605
Deferred income taxes	7,254	8,738
Other assets	2,563	3,334
Total assets	$226,457	$252,225
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,937	$17,539
Liabilities related to discontinued operations	367	412
Current portion of credit facility debt	—	—
Accrued expenses and other liabilities	28,076	23,752
Total current liabilities	44,380	41,703
Credit facility debt, net	30,698	37,000
Liabilities related to discontinued operations	16	17
Other liabilities	7,311	7,752
Total liabilities	$82,405	$86,472
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 29,624,083 and 29,440,041, respectively; Shares outstanding were 29,124,083 and 28,940,041, respectively	9,480	9,421
Paid-in capital	31,850	30,348
Retained earnings	107,497	130,759
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	144,052	165,753
Total liabilities and shareholders’ equity	$226,457	$252,225

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Year Ended
	August 30, 2017	August 31, 2016
	(52 weeks)	(53 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,262)	$(10,346)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments and net loss (gain) on property sales	8,762	734
Depreciation and amortization	20,438	21,906
Amortization of debt issuance cost	348	313
Share-based compensation expense	1,561	1,477
Excess tax deficit from share-based compensation	—	119
Deferred tax provision	2,792	4,707
Cash provided by operating activities before changes in operating assets and liabilities	10,639	18,910
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables	(2,092)	(744)
Decrease (Increase) in food and supply inventories	143	(616)
Decrease in prepaid expenses and other assets	504	215
Increase (decrease) in accounts payable, accrued expenses and other liabilities	446	(3,906)
Net cash provided by operating activities	9,640	13,859
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	9,286	4,794
Repayment of note receivable	—	17
Purchases of property and equipment	(12,502)	(18,253)
Net cash used in investing activities	(3,216)	(13,442)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolver borrowings	107,800	106,000
Revolver repayments	(140,400)	(106,500)
Debt issuance costs	(652)	(42)
Proceeds on term loan	35,000	—
Term loan repayments	(8,415)	—
Excess tax deficit from share-based compensation	—	(119)
Proceeds received on the exercise of employee stock options	—	82
Net cash used in financing activities	(6,667)	(579)
Net decrease in cash and cash equivalents	(243)	(162)
Cash and cash equivalents at beginning of period	1,339	1,501
Cash and cash equivalents at end of period	$1,096	$1,339
Cash paid for:
Income taxes	$411	$357
Interest	1,787	1,873

Although store level profit, defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to loss from continuing operations, a GAAP measure:

	Quarter Ended		Year Ended
	August 30, 2017	August 31, 2016	August 30, 2017	August 31, 2016
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
	(In thousands)		(In thousands)
Store level profit	$8,551	$12,881	$42,943	$55,419

Plus:
Sales from culinary contract services	5,826	3,969	17,943	16,695
Sales from franchise operations	1,556	1,839	6,723	7,250

Less:
Opening costs	61	99	492	787
Cost of culinary contract services	4,808	3,480	15,774	14,955
Cost of franchise operations	355	397	1,733	1,877
Depreciation and amortization	4,461	4,351	20,438	21,889
Selling, general and administrative expenses(a)	8,347	10,110	37,878	42,422
Provision for asset impairments and restaurant closings	3,447	1,233	10,567	1,442
Net loss (gain) on disposition of property and equipment	(2,023)	110	(1,804)	(684)
Interest income	(2)	(2)	(8)	(4)
Interest expense	544	574	2,443	2,247
Other income (expense), net	142	(188)	454	(186)
Provision (benefit) for income taxes	(138)	6,314	2,438	4,875
Loss from continuing operations	$(4,069)	$(7,789)	$(22,796)	$(10,256)

(a) Marketing and advertising expense included in Selling, general and administrative expenses was $0.5 million and $1.2 million for the fourth quarter fiscal 2017 and 2016, respectively, and $5.1 million  and $5.6 million for the fiscal year 2017 and 2016, respectively.

The Company has also provided a non-GAAP measurement which presents income (loss) from continuing operations, before special items. The non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of income (loss) from continuing operations, before special items, provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

Reconciliation of loss from continuing operations to income (loss) from continuing operations, before special items (1,2):

	Q4 FY2017		Q4 FY2016
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(4,069)	$(0.14)	$(7,789)	$(0.27)
Provision for asset impairments and restaurant closings	2,275	0.08	814	0.03
Net loss (gain) on disposition of property and equipment	(1,335)	(0.05)	73	0.00
Losses from closed stores(3)	275	0.01	289	0.01
Deferred tax asset valuation allowance	1,172	0.04	6,905	$0.24
Income (loss) from continuing operations, before special items	$(1,682)	$(0.06)	$292	$0.01

	FY2017		FY2016
	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(22,796)	$(0.77)	$(10,256)	$(0.35)
Provision for asset impairments and restaurant closings	6,974	0.24	952	0.03
Net gain on disposition of property and equipment	(1,191)	(0.04)	(451)	(0.02)
Losses from closed stores(3)	1,371	0.05	1,216	0.05
Deferred tax asset valuation allowance	9,519	0.32	6,905	$0.24
Loss from continuing operations, before special items	$(6,123)	$(0.21)	$(1,634)	$(0.06)

(1)
We use income (loss) from continuing operations, before special items, in analyzing results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby’s has reconciled loss from continuing operations, before special items, to loss from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

(3)
Losses from closed stores includes the store level profit (loss) less depreciation for stores that closed in fiscal 2017 (nine restaurants) and subsequent to fiscal 2017 year-end through November 7, 2017 (three restaurants).

Adjusted EBITDA
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes, and depreciation and amortization and excluding net gain (loss) on disposing of property and equipment, provision for asset impairments and restaurant closings, non-cash compensation expense, and other income (expense).
Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.
Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

($ thousands)	Quarter Ended		Year Ended
	August 30, 2017	August 31, 2016	August 30, 2017	August 31, 2016
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Loss from continuing operations	$(4,069)	$(7,789)	$(22,796)	$(10,256)
Depreciation and amortization	4,461	4,351	20,438	21,889
Provision (benefit) for income taxes	(138)	6,314	2,438	4,875
Interest expense	544	574	2,443	2,247
Interest income	(2)	(2)	(8)	(4)
Net loss (gain) on disposition of property and equipment	(2,023)	110	(1,804)	(684)
Provision for asset impairments and restaurant closings	3,447	1,233	10,567	1,442
Non-cash compensation expense	730	775	1,604	2,369
Franchise taxes	42	42	187	180
Decrease in fair value of derivative	45	—	266	—
Adjusted EBITDA	$3,037	$5,608	$13,335	$22,058